Exhibit 99.7

PRUDENTIAL BANCORP, INC.

November __, 2016

To:	Participants in the Prudential Savings Bank Employee Stock Ownership Plan (the “ESOP”) and/or Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”)

Re:	Instructions for voting shares of Prudential Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Special Meeting of Shareholders of Prudential Bancorp, Inc. At the Special Meeting, shareholders are being asked to approve the issuance of shares of Prudential common stock to the shareholders of Polonia Bancorp, Inc. in connection with the merger of Polonia with and into Prudential. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Prudential Bancorp allocated to your account(s) in the Prudential Savings Bank ESOP and/or 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon and a Voting Instruction Card. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the ESOP and/or 401(k) Plan by marking, dating, signing and returning the enclosed Voting Instruction Card in the envelope provided. In order to be effective, your Voting Instruction Card must be received by Computershare Shareholder Services no later than December __, 2016. Computershare Shareholder Services will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of Prudential Bancorp. If your voting instructions are not received, the shares allocated to your ESOP and/or 401(k) Plan account(s) generally will not be voted by the Trustees. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to you in your accounts under the ESOP and/or 401(k) Plan. If you also own shares of Prudential Bancorp common stock outside of the ESOP and/or 401(k) Plan, you should receive other voting material for those shares owned by you individually. Please return all your voting material so that all your shares may be voted.

Sincerely,

Dennis Pollack
President and Chief Executive Officer